Exhibit (a) (2)

[communication to be in email format]

Dear Riverstone Employee:

Riverstone is offering to exchange all options to purchase shares of its common stock outstanding under the Riverstone Networks, Inc. 2000 Equity Incentive Plan (Amended and Restated) (the “Stock Option Plan”) for replacement options to be granted under the Stock Option Plan. In some cases, holders of certain options may elect to receive a cash payment. We are making this offer to current employees, other than executive officers and directors, upon the terms and subject to the conditions set forth in the offer to exchange and in the accompanying election form attached to this email. The offer will expire at 5:00 p.m., Pacific Time, on November 14, 2002, unless the offer is extended.

You should direct questions about this offer or requests for assistance or for additional copies of the offer or the election form to Bobbi Miller, Stock Administrator, or Inga Lapsins, Treasurer, by email at optionexchange@riverstonenet.com.

In order to reduce costs associated with printing and delivering the offering materials to all Riverstone employees, we are attaching them in this email. If you have difficulties printing or reviewing the materials attached to this email, please contact Bobbi Miller or Inga Lapsins at the email address indicated above and we will promptly deliver the materials to you at our expense.

Sincerely,

Robert Stanton
Riverstone Networks, Inc.

Copies of the Offer to Exchange All Outstanding Options to Purchase Common Stock and related documents may be obtained from Bobbi Miller, Stock Administrator at (408) 878-6737 or by email at optionexchange@riverstonenet.com. This email is not an offer to purchase or a solicitation of an offer to purchase with respect to your options. The offer is made solely by the Offer to Exchange All Outstanding Options to Purchase Common Stock. You may obtain a copy of the Offer to Exchange All Outstanding Options to Purchase Common Stock and other documents filed by Riverstone Networks, Inc. with the Securities and Exchange Commission at the Commission’s web site at http://www.sec.gov.

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